Checkers Simon & Rosner

                                                  EXHIBIT 77B

December 10, 1998

To the Board of Directors
Perritt MicroCap Opportunities Fund, Inc.

          In planning and performing our audit of the financial statements of Perritt MicroCap Opportunities Fund, Inc. (the "Fund") for the year ended October 31, 1998, we considered its internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on internal control. However, we noted certain matters involving internal control and its operation that we consider to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of internal control that, in our judgment, could adversely affect the organization's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

          Our consideration of internal control was for the limited purpose described in the preceding paragraph and would not necessarily disclose all matters that might be reportable conditions. In addition, because of inherent limitations in any internal control, errors or fraud may occur and not be detected by such control.

          During our audit, we noted the following reportable conditions and other comments and observations.

          Two important functions were not being performed: (1) quarterly subchapter M calculations to ensure with the Fund's tax-exempt status, and (2) expense reimbursement limitation calculations. Also, management was not adequately reviewing information furnished by Firstar, resulting in a failure to detect a significant inconsistency in an expense classification. Further, management was not adequately reviewing information prepared by an independent contractor, including financial reports, regulatory filings, calculations and related documentation.

          Although we have no responsibility to perform audit procedures on the interim financial reporting or the NSAR filing, the following errors came to our attention as a result of performing our audit procedures, which might have been detected through an adequate review by management:

          In the interim financial statements _

          a    The statement of changes in net assets did not present
               information for the preceding fiscal year, as required.
          b    The "Statement of Operations" was mislabeled as the "Statement of
               Changes."
          c    Financial information was not labeled as unaudited, as required.

          Also, a question in the April 30, 1998 NSAR filing was answered incorrectly. The question asked, "Did registrant/series have any of the following outstanding at any time during the current period which exceeded 1 percent of aggregate net assets_overdrafts?" The question was answered "No," yet, for a period of over two months, the Fund had overdrafts of up to 35 percent.

          Management is responsible for ensuring that the Fund complies with all laws and regulations and that financial statements and other information are accurate. One or more members of management should be assigned responsibilities of preparing quarterly subchapter M calculations and monthly expense reimbursement limitation calculations. Also, one or more members of management should be assigned the responsibilities for review of information prepared by Firstar and the independent contractor, as well as the interim financial reporting and NSAR filings. These responsibilities should be assigned to qualified individuals with appropriate skills and training. Procedures should then be established to ensure timely performance of these functions. Implementation of these procedures will reduce the likelihood of instances of noncompliance with laws and regulations and that financial statements and other information are accurate.

          This report is intended solely for the information and use of the Board of Directors and management of the Fund.

Checkers, Simon & Rosner LLP